UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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First Financial Bancorp.
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FIRST FINANCIAL BANCORP.

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING TO BE HELD ON MAY 26, 2020

The following letter, dated May 13, 2020, supplements the definitive Proxy Statement of First Financial Bancorp. (the “Company”), dated April 16, 2020 (the “Proxy Statement”).

Important Information

The Company has filed the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2020 Annual Meeting of Shareholders. The Proxy Statement, this Supplement and the Company’s 2019 Annual Report to Shareholders on Form 10-K are available at www.bankatfirst.com/investor. Shareholders may also obtain a free copy of the Proxy Statement, this Supplement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.

2

May 13, 2020

Re:          First Financial Bancorp. 2020 Annual Meeting of Shareholders (May 26, 2020)

Dear First Financial Bancorp. Shareholder:

On behalf of the Board of Directors (the “Board”) and Compensation Committee (the “Committee”) of First Financial Bancorp. (the “Company”), we are writing to request your support at our 2020 Annual Meeting of Shareholders (the “Annual Meeting”) by voting according to the Board’s recommendations on all proposals.  In particular, we request your support on Proposal 4, Non-Binding Advisory Vote to Approve Executive Officer Compensation (the “Say-on-Pay Proposal”).

We are sending you this letter to provide additional information about the contract-based, post-employment payment to Claude Davis, the Chair of our Board and our former Executive Chairman and Chief Executive Officer.  In particular, we believe shareholders would benefit from additional clarity regarding the basis on which the Committee approved such payment. We are also providing additional information on several key components of our executive compensation program.

In summary:

Post-Employment Payment to Mr. Davis

•             Mr. Davis served as First Financial Bank’s Chief Executive Officer from October 2004 to April 2018.

•             Mr. Davis led the executive team that was principally responsible for the transformational First Financial/MainSource merger in 2018.

•             As part of the merger, the Company contractually agreed to pay Mr. Davis an incentive for successfully completing the CEO transition and merger integration.

•             In June, 2019, based upon the success of the integration, the Company amended Mr. Davis’ agreement to allow Mr. Davis to retire as Executive Chairman at the end of 2019. This amendment accelerated the post-employment payment to Mr. Davis, but it also resulted in approximately $1.5 million of overall cost-savings to the Company as discussed below.

•             The agreement ensures the continuation of restrictive covenants and a non-compete arrangement relative to Mr. Davis’ future employment opportunities, which the board determined to be in the best interests of shareholders.

Highlights of Our Executive Compensation Program

•             The Committee designed our executive compensation program to drive growth in long-term shareholder value.

•             Target opportunities for our NEOs under our incentive programs place a higher weighting on long-term incentives than short-term incentives.

•             50% of the 2020 long-term incentives for each of our NEOs were delivered in performance-based restricted stock requiring 60th percentile relative performance for target payouts.

•             Our program includes strong governance features, including clawbacks, negative adjustments for excessive risk, double triggers and prohibitions against tax gross-ups.

Post-Employment Compensation Arrangements for Mr. Davis. We disclosed in our 2020 Proxy Statement a payment of $3,150,000 to Mr. Davis on December 31, 2019, the last day of his service as our Executive Chairman.  As discussed on pages 57-58 of the 2020 Proxy Statement, Mr. Davis received this payment pursuant to the terms of an Employment and Non-Competition Agreement, dated July 25, 2017 (the “Employment Agreement”), as amended by a Letter Agreement, dated June 3, 2019 (the “Letter Agreement”).

The Board and the Committee concluded that the Letter Agreement was in the best interest of the Company and its shareholders, based on a number of factors including the following:

•             The new agreement secured Mr. Davis’ continued services to the Company as an advisor on critical business and operational matters as described below past the length of the term of his prior agreement;

•             The payment honored the legal commitment made in connection with our merger with MainSource to provide Mr. Davis with a reward for his performance in ensuring a successful CEO transition and his role in the integration of the merger;

•             The new agreement resulted in substantial overall cost savings for the Company (estimated at approximately $1.5 million), including the base salary and estimated short-term incentive compensation that would have been paid through the end of the original term; and

•             The new agreement ensured the continuation of restrictive covenants including a non-compete agreement.

Background of the Employment Agreement

•             Mr. Davis served as CEO of the Company from 2004 through 2018.  Under his leadership, the Company more than quadrupled in size, moved its headquarters to Cincinnati, Ohio, expanded to new markets including Dayton, Columbus, Indianapolis and Louisville, and established a commercial finance business with a nationwide footprint.

•             Mr. Davis led the executive team that was principally responsible for the transformational First Financial/MainSource merger in 2018.  In connection with the merger, Mr. Davis agreed to transition out of his role as CEO, but to continue to provide leadership and support the integration of the merged companies as Executive Chairman for a term of three years. This was the largest and most complex merger in which either entity had participated, and Mr. Davis’ experience as our CEO for more than thirteen years made his continued assistance crucial to both complete the integration and position the Company for ongoing success.

•             The Employment Agreement provided for Mr. Davis to receive a base salary of $776,900, as well as a target annual incentive opportunity of 60% of salary for each year of the three-year term. Additionally, the agreement provided for a long-term incentive award of 110% of salary for the first two years of the term, with Board discretion to award an additional long-term incentive award during the third year of the term.

•             The Employment Agreement also provided for Mr. Davis to be eligible to receive additional compensation at the end of the three-year term as an incentive for successfully completing the CEO transition and merger integration. The agreement specified that if the Board determined the transition and integration had been successful, and Mr. Davis agreed to abide by restrictive covenants for a two-year period after the end of the term, he would receive additional payments equal to 2.0 times his base salary plus the lesser of (i) two times his average annual incentive awards during the prior three years or (ii) 2.5 times his target incentive amount under the short-term incentive plan.

Background of the June 3, 2019 Letter Agreement

•             Mr. Davis’ efforts as Executive Chairman helped achieve a CEO transition and integration that exceeded timing and performance expectations, as evidenced by the Company’s top-quartile financial success and the completion of major integration milestones. Accordingly, in April 2019, Mr. Davis requested that the Board consider allowing him to retire as Executive Chairman on December 31, 2019, as the Company would no longer need his full-time services as Executive Chairman during the remainder of the term. Mr. Davis indicated his willingness to continue serving as Executive Chairman through the remainder of the term if the Board so preferred.

•             After extensive deliberation and discussion, the Board agreed with Mr. Davis’ assessment of the CEO transition and the success of the integration and approved his request to retire under the terms of the Letter Agreement. Mr. Davis agreed to serve as the Non-Executive Chairman of the Board beginning on January 1, 2020 and to provide specific services greater than those of a traditional Non-Executive Chair through 2021, including serving as an advisor to management and the Board on strategic planning, risk management, capital deployment initiatives and investor relations strategies. In exchange, the Company agreed to pay him an annual retainer of $450,000 which would be paid 50% in cash and 50% in restricted stock.

•             Based on the Board’s determination of the success of the CEO transition and merger integration, the Committee approved, under the terms of the Letter Agreement, the payment to Mr. Davis of $3,150,000 on December 31, 2109, similar to the amount of the payment he would have been eligible to receive at the end of the original term of the Employment Agreement.

Overview of our Executive Compensation Program

The Committee designed our executive compensation program to drive growth in long-term shareholder value in line with our guiding principles as outlined on page 49 of the proxy statement.

The Committee established incentive programs which emphasize sustainable long-term performance and alignment with shareholders.

•             The target incentive opportunities for our NEOs place a higher weighting on long-term incentives.

•          As outlined in our CD&A, in 2019 our NEOs had the following target opportunities, with each NEO having a higher long-term incentive target opportunity:

Named Executive Officer	Short-Term Incentive Target (% of base salary)	Long-Term Incentive Target (% of base salary)
Archie M. Brown	70%	110%
James M. Anderson	50%	60%
Claude E. Davis	60%	110%
John M. Gavigan	50%	60%
Karen B. Woods	50%	60%

•          Our company achieved top quartile performance in both ROA and classified assets, the metrics in our 2019 short-term incentive plan, which resulted in aggregate short-term incentive payouts equal to 157.1% of target.

•             Our long-term incentive grants include performance-based restricted stock awards based on 3-year relative ROA and Total Shareholder Return, and our performance must be above median — at the 60th percentile of the KBW Regional Bank Index — in order for executives to receive the target number of shares.

•        In 2019, our CEO and Executive Chairman each received 50% of their long-term incentive award as performance-based restricted stock, with the remainder granted as time-based restricted stock. Our other NEOs received 25% of their long-term incentive award as performance-based restricted stock.

•        In 2020, the Committee increased the weighting of performance-based restricted stock to 50% for all NEOs with the grants made on March 5, 2020.

The Committee uses a balanced mix of performance criteria in our short-term and long-term incentive plans.

•             Our 2019 short-term incentive plan used a combination of relative 1-year ROA and 1-year classified assets as a percentage of total assets, while our long-term incentive plan used a combination of relative 3-year ROA and 3-year total shareholder return. The Committee selected these metrics based on their relevance as key, balanced metrics that drive shareholder value creation and align with our business plan.

•             For our 2020 short-term incentive plan, the Committee reduced the weighting of ROA and added Adjusted Operating Expenses as an additional metric to enhance alignment with our strategic focus of expense management.

2019 Incentives	2020 Incentives
Short-Term Incentive Plan	Short-Term Incentive Plan

•                  75% Relative 1-Year ROA

•                  25% Relative 1-Year Classified Assets as a % of Total Assets

Plan specifies that if absolute EPS is below threshold, Committee will assess appropriateness of payouts, and also provides that Committee has discretion to reduce (but not increase) payouts based on its assessment of the achievement of operating goals and quality of risk management

•                  50% Relative 1-Year ROA

•                  25% Relative 1-Year Classified Assets as a% of Total Assets

•                  25% Absolute Adjusted Operating Expenses

Plan specifies that if absolute EPS is below threshold, Committee will assess appropriateness of payouts, and also provides that Committee has discretion to reduce (but not increase) payouts based on its assessment of the achievement of operating goals and quality of risk management

Long-Term Performance Based Restricted Stock	Long-Term Performance Based Restricted Stock
• 50% Relative 3-Year Total Shareholder Return • 50% Relative 3-Year ROA	• 50% Relative 3-Year Total Shareholder Return • 50% Relative 3-Year ROA

The Committee maintains strong governance over our executive compensation program.

As outlined in our CD&A, the Committee follows many compensation and corporate governance best practices when establishing executive compensation including:

•             Robust stock ownership guidelines for executive officers;

•             A clawback policy for annual and long-term incentives that covers financial restatements, inaccurate performance measures, willful misconduct and gross negligence;

•             Opportunities for the Committee to reduce incentives in the event of excessive risk;

•             Double-trigger requirements for severance benefits or equity acceleration in the event of a change-in-control; and

•             No tax gross-ups.

We Recommend That You Vote “FOR” Our Say-on-Pay Proposal (Proposal No. 4)

As explained above and in our 2020 Proxy Statement, the Board and the Committee are committed to aligning our executive compensation program with the interests of our shareholders and the performance of the Company. The design of our incentive programs as well as our policies and processes demonstrate our commitment to aligning pay with performance and strong governance.

At our 2019 Annual Meeting of Shareholders, more than 98% of the votes cast on the Say-on-Pay Proposal were voted in favor of our executive compensation program and practices. The Committee has maintained or improved upon our compensation practices since that time.

We respectfully request that you consider the information set forth in this letter and in our 2020 Proxy Statement, and vote “FOR” our Say-on-Pay Proposal (Proposal No. 4).  Even if voting instructions for your proxy have already been given, you may change your vote at any time before our Annual Meeting of Shareholders in accordance with the procedures set forth at page 6 of the 2020 Proxy Statement.

Sincerely,

/s/ Thomas M. O’Brien
Thomas M. O’Brien
Chair, Compensation Committee
First Financial Bancorp.